Exhibit 10.1
United States of America
Office of Federal Housing Enterprise Oversight
In the Matter of
THE FEDERAL NATIONAL MORTGAGE ASSOCIATION (“FANNIE MAE”)
May 23, 2006
STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER
     The Director of the Office of Federal Housing Enterprise Oversight (“OFHEO”) has determined to initiate cease and desist proceedings and has determined to impose a civil money penalty against the Federal National Mortgage Association (“Fannie Mae”) pursuant to 12 U.S.C. § 4631 and 12 U.S.C. §4636.
     Fannie Mae, in the interests of compliance and cooperation, consents to the issuance of a Consent Order, dated May 23, 2006 (“Order”), before the filing of any notice and before the finding of any issues of fact or law.
     In consideration of the above premises, the Director and Fannie Mae, through its duly authorized representatives, hereby stipulate and agree to the following:
ARTICLE I
Jurisdiction
     Fannie Mae is a corporation chartered pursuant to the Federal National Mortgage Association Charter Act, 12 U.S.C. §§ 1717 et seq., and subject to supervision and regulation by OFHEO pursuant to the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, 12 U.S.C. §§ 4501 et seq.

ARTICLE II
Agreement
     Fannie Mae hereby consents and agrees to the issuance of the Order by the Director. In so doing, the Enterprise neither admits nor denies any wrongdoing or any asserted or implied finding or other basis for the Order. Fannie Mae further consents and agrees that said Order shall become effective upon its issuance and shall be fully enforceable by OFHEO under the provisions of 12 U.S.C. §§ 4635 and 4636(d).
ARTICLE III
Waivers
     Fannie Mae, by signing this Stipulation and Consent, hereby waives:
(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 4631(c)(1);

(b)	written notice of the Director’s determination to impose a penalty on the record pursuant to 12 U.S.C. § 4636(c)(1)(A);

(c)	any and all procedural rights available in connection with the issuance of the Order;

(d)	all rights to seek any type of administrative or judicial review of the Order; and

(e)	any and all rights to challenge or contest the validity of the Order.
ARTICLE IV
Other Terms
     (1) Fannie Mae agrees that the provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Director from taking any other action affecting Fannie Mae in connection with OFHEO’s ongoing regulatory oversight of Fannie Mae, with respect to matters not addressed by the September 2004 or May 2006 reports of the Special Examination of
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Fannie Mae, matters occurring subsequent to the date of the Order or with respect to matters relating to third parties not affiliated with Fannie Mae (including separated senior officers of Fannie Mae) if, at any time, the Director deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.
     (2) Fannie Mae agrees that the provisions of this Stipulation and Consent shall not be construed to limit or otherwise affect regulatory actions by other federal regulatory agencies.
     (3) Fannie Mae agrees that the Order represents a written agreement subject to enforcement for violation of its terms by OFHEO and solely by OFHEO.
     (4) Nothing in this Stipulation and Consent prevents Fannie Mae from seeking the Director’s determination to modify, terminate, or suspend any or all provisions in the Order.
     IN TESTIMONY WHEREOF, the undersigned, the Director of OFHEO, has hereunto set his hand on behalf of himself and OFHEO.
Dated: May 23,2006 James B. Lockhart I11 Acting Director, Office of Federal Housing Enterprise Oversight
          IN TESTIMONY WHEREOF, the undersigned, as the duly authorized representatives of
     Fannie Mae, have hereunto set their hands on behalf of Fannie Mae.
Dated: May 23, 2006 Stephen B. Ashley Chairman of the Board of Directors Dated: May 23 2006 Daniel H. Mudd Chief Executive Officer Federal National Mortgage Association
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United States of America
Office of Federal Housing Enterprise Oversight
Order No. 2006-1
In the Matter of
The Federal National Mortgage Association
Consent Order
Whereas, the Acting Director of the Office of Federal Housing Enterprise Oversight (“OFHEO”) has determined to initiate cease and desist proceedings against the Federal National Mortgage Association (“Fannie Mae” or “Enterprise”) pursuant to 12 U.S.C. § 4631;
Whereas, the Acting Director has determined to initiate such proceedings based on his view that Fannie Mae engaged in conduct that does not conform with the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (the “Safety and Soundness Act”), OFHEO rules, guidances and standards, and the Federal National Mortgage Association Charter Act, and that such conduct has resulted in harm to the Enterprise;
Whereas, the Acting Director believes that the conduct involved provides sufficient grounds to initiate administrative or enforcement proceedings against Fannie Mae, including a claim for the award of civil money penalties and other relief;
Whereas, OFHEO and Fannie Mae previously entered into an Agreement dated September 27, 2004, and a “Supplement to the Agreement of September 27, 2004” dated March 7, 2005, and Fannie Mae and its Board have pursued their obligations under those agreements;
Whereas, Fannie Mae has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated May 23, 2006, that is accepted by the Acting Director, and by such Stipulation and Consent Fannie Mae has consented to the issuance of this Order by the Acting Director;
Whereas, the Acting Director believes that it would be in the public interest to enter into this Consent Order with Fannie Mae;

Therefore, the Acting Director, pursuant to the authority vested in him by the Safety and Soundness Act, 12 U.S.C. §§ 4631 and 4636, hereby orders that:
ARTICLE I. CORPORATE GOVERNANCE
1.	The Board shall direct the creation and presentation of an annual plan for compliance with this Order. The plan shall include the following elements:
a.	A review of accomplishments to date and plans to meet goals set forth by the Board, senior management and OFHEO.

b.	A multi-year program for planning, development, implementation and evaluation to meet Consent Order goals, including but not limited to goals related to improvements in information technology, internal controls, accounting, staffing and other needs set forth in the plan.

c.	Annual training programs on corporate culture and expectations as well as assurance that new employees hired between annual programs receive thorough training on corporate expectations.

d.	Provision for the creation of comprehensive manuals available to all employees detailing policies and procedures, available in written and/or electronic forms.

e.	Quarterly reporting to OFHEO of the Enterprise’s implementation progress.
2.	Fannie Mae shall maintain its separation of the functions of CEO and Chairman.

3.	The Board agrees that Mr. Franklin Raines and Mr. Timothy Howard may not be engaged, employed or otherwise provide services to Fannie Mae, whether for compensation or not, subsequent to the separation of these employees from Fannie Mae, unless otherwise required by law. Fannie Mae shall report to OFHEO within 90 days of this Order on whether other employees separated from the Enterprise should not be engaged, employed or otherwise provide services to Fannie Mae as provided herein. Fannie Mae may apply to OFHEO for approval to utilize such individuals to meet obligations it may have under regulations or regulatory agreements. Nothing herein precludes the participation of these individuals in any government inquiry, regulatory matter, litigation, internal investigation or information-gathering related thereto.
4.	The Board will complete its review and appropriate revision of bylaws, codes of conduct and internal policies and procedures to assure that they support legal and regulatory compliance and report the results of its review and any planned changes to OFHEO within 120 days of this Order.

5.	The Board shall continue a program for no less than annual briefings for the Board and senior management on the legal and regulatory requirements applicable to Fannie Mae. Such briefings also will review policies or practices that are designed to ensure effective compliance with such legal and regulatory requirements and the responsibilities of the Board and management under the corporate charter and the code of conduct.

6.	The Board shall cause Fannie Mae to maintain its Compliance, Ethics, and Investigation function that reports to the Chief Executive Officer and independently to the Board’s Compliance Committee. Such function shall be headed by an individual who shall have no other responsibilities at Fannie Mae and who shall operate independently, including the ability to communicate with OFHEO and the Board independent of management, particularly on matters of wrongdoing. Such function shall include a separate internal investigation function that has access to adequate resources to perform its duties that shall include, but not be limited to, review of internal complaints, whistleblower reports, ethics matters and related topics. Such investigation function shall report on any investigation and its findings to OFHEO in a prompt manner. The head of the Compliance, Ethics, and Investigation function may only be removed upon approval of the Board.

7.	Fannie Mae shall maintain a Chief Risk Officer (“CRO”). The CRO shall direct a risk management organization with responsibility for overseeing risk management for financial and operational risk throughout Fannie Mae. The CRO shall report directly to the CEO and independently to the Risk Policy and Capital Committee of the Board.

8.	Fannie Mae shall maintain an independent internal auditor. The Chief Auditor shall report directly to the Audit Committee of the Board and the internal audit department shall have independent access to all of Fannie Mae’s internal records and systems, including the general ledger. The internal audit division’s annual compensation shall be based on individual and department goals unrelated to corporate earnings, including, but not limited to, training, achievement of audit plan, and retention.

9.	The Board shall cause Fannie Mae to maintain a procedure directing the Chief Compliance Officer to report directly to the Board in a timely fashion any information the Chief Compliance Officer becomes aware of relating to actual or possible misconduct that relates to or may affect Fannie Mae by an executive officer, as defined by OFHEO regulation, or a Board director, or such actual or possible misconduct of a not inconsequential nature by employees. The procedure shall provide for the Board to inform the Director of OFHEO of the substance of such allegations, with any comments by the Board, in a timely manner. Should the Board fail to notify OFHEO in a timely manner, the Chief Compliance Officer shall notify OFHEO of the information reported to the Board.

10.	Fannie Mae shall establish a management Compliance Control Coordination Committee composed of the head of the Office of Compliance, Ethics, and Investigations, the General Counsel, the Chief Risk Officer, and the Chief Audit Executive, to ensure cross-enterprise coordination of legal, compliance, and ethics programs and activities.

11.	The Compliance Committee shall establish a tracking system in consultation with OFHEO that will allow the Board and OFHEO to monitor the implementation and progress under this Agreement. The Committee shall appoint a key contact in management to assure prompt attention to questions arising under this Agreement.
ARTICLE II. BOARD OF DIRECTORS
1.	The Board shall provide written guidance to management regarding the preparation and maintenance of minutes to accurately reflect deliberations of the Board and its committees. The Board shall maintain written policies and procedures for the Board to govern its operations, consistent with legal and regulatory standards and industry best practices. Such policies and procedures should be submitted to OFHEO within 180 days of this Order and shall include a schedule for implementation.

2.	The Board and Fannie Mae shall review reports received by the Board to insure appropriate and adequate content, format and distribution. As appropriate, reports may include, at a minimum, useful historical summaries of issues including root causes, indication of limitations of information such as assumption and model risk, trends over a meaningful length of time, narrative descriptions of issues illustrated primarily by numbers and a policy of providing “all meaningful” measures.
3.	The Audit Committee of the Board of Directors shall maintain at least one member with sufficient technical expertise to understand the implications of accounting policies to financial statements.
4.	The Board shall maintain a Compliance Committee to monitor and coordinate legal and regulatory compliance and compliance with this Agreement. Such committee shall consist of outside directors, at least three in number and one of whom shall serve as chair. Upon request, the committee and its chair shall meet with OFHEO representatives.
5.	The Board shall maintain a Risk Policy and Capital Committee, which will oversee the Office of the Chief Risk Officer.
6.	The Board shall maintain its procedure of meeting at least eight times annually, and at least once per calendar quarter.
ARTICLE III. CAPITAL PLANS AND LIMITATIONS ON CERTAIN CORPORATE ACTIONS
1.	In consultation with OFHEO, Fannie Mae will continue diligent and good faith pursuit of commitments set forth in the capital restoration plan as approved by OFHEO on February 17, 2005 until such time as the Director determines the requirement should be modified or expire, considering factors such as resolution of accounting and internal control issues.
2.	While the capital restoration plan as approved by OFHEO on February 17, 2005 is in effect, Fannie Mae shall seek the OFHEO Director’s approval before engaging in transactions that could have the effect of reducing the capital surplus below the 30% level referenced in the plan.

3.	Fannie Mae shall submit a written report to OFHEO detailing the rationale and process for proposed capital distributions before making any such distribution.

4.	Fannie Mae shall not increase its “mortgage portfolio” assets as shown in the minimum capital report to OFHEO for December 31, 2005, except as provided in the following:

(a) Fannie Mae may provide OFHEO within 60 days of this Order a plan for managing its business — either expanding or decreasing its market activities — with particular attention to risk management (related to controls, models, and specific risk measures including operational risk) and to compliance with its capital plan. Such a plan can include a moderate per annum increase in the “mortgage portfolio” assets for reasons including liquidity, housing goals, portfolio flexibility, and competitive considerations. The Director shall make a determination on the plan within 60 days of its submission

(b) This limitation on growth provision shall expire upon the Director’s determination that such expiration is appropriate in light of information regarding (i) capital; (ii) market liquidity issues; (iii) housing goals; (iv) risk management improvements; (v) outside auditor’s opinion that Fannie Mae’s consolidated financial statements present fairly in all material respects the financial condition of the Company; (vi) receipt of an unqualified opinion from an outside audit firm that Fannie Mae internal controls are effective pursuant to section 404 of the Sarbanes Oxley Act; or (vii) other relevant information.

This provision excludes Enterprise guarantees. Compliance with this provision shall be determined at month’s end with any non-compliance due to market fluctuations corrected subject to OFHEO examination and guidance.
ARTICLE IV. INTERNAL CONTROLS
1.	The Board shall prepare a statement setting forth the respective roles of the Board and management for meeting corporate goals and legal requirements, including the appropriate extent of reliance on outside consultants and experts and the responsibility of the company. This statement shall be provided for review to OFHEO within 180 days of this Order.

2.	Fannie Mae shall develop an effective external testing program for internal controls, including, where appropriate, blind testing (without system operator knowledge). Such program shall be submitted to OFHEO within 90 days of this Order for its approval.

3.	Fannie Mae shall develop a program for regular review of critical financial models. Where appropriate and in consultation with OFHEO, such program shall include review by an external party. Such program shall be submitted to OFHEO for its approval within 90 days of this Order.

4.	Fannie Mae shall have in place a system to assure that a control environment exists to address proper “tone at the top,” assignment of authority, consistency of policies and practices and adherence to code of conduct.

5.	Fannie Mae shall provide to OFHEO within 180 days of this Order a plan for the build out of the Enterprise’s operational risk oversight function over the next three years. Fannie Mae shall move expeditiously to implement the plan.

6.	The Board shall direct management to establish appropriate policies and procedures to: (a) provide an analytical framework for debt buyback transactions, (b) contemporaneously document debt buyback transactions, and (c) ensure appropriate internal controls regarding debt buyback transactions. Such policies and procedures shall be provided to OFHEO within 120 days of this Order.

7.	The Board shall direct that Fannie Mae maintain a separation of the function of business planning and forecasting from the controller’s function.

8.	The Board shall direct that Fannie Mae maintain a separation of the modeling and accounting functions for the amortization of premiums and discounts.

9.	The Board shall cause to be completed the implementation of improved procedures surrounding the preparing, revising, validating, authorizing and recording of journal entries and report to OFHEO on such implementation.

10.	The Board shall direct management to complete its development and implementation of written policies and procedures for journal entries. Such policies and procedures must include, but are not limited to, prohibition of employees from falsifying signatures in journal entries as well as from signing such entries without proper authorization; requirements that journal entry preparers understand the purpose for which the journal entry is made; requirements that personnel reviewing or approving journal entries determine that an entry is valid and appropriate; requirements that journal entries be supported by appropriate documentation; and requirements that journal entries be independently reviewed by an authorized person other than the preparer.
11.	The Board shall direct management to complete its development and implementation of a plan that addresses deficiencies in the current portfolio accounting system, including, but not limited to, ensuring the ability to: calculate the amortization of deferred price adjustments pursuant to SFAS 91; automate marking the mortgage-backed securities portfolio to market, to the degree practicable; properly account for mortgage revenue bonds; properly account for dollar roll transactions; and properly account for interest-only strips pursuant to EITF 99-20. The implementation of the plan shall be subject to no less than quarterly reporting to OFHEO until completion.

12.	The Board shall direct management to complete its assessment and correct deficiencies in internal controls relating to modifications of databases supporting the general ledger. The Board shall direct management to adopt appropriate internal controls, including documentation, to govern when, if ever, technology application support personnel, at the direction of management, may overwrite database records in order to make changes or corrections. The report shall be submitted to OFHEO for review and the implementation plan shall be the subject of no less than quarterly status reports until completion.
ARTICLE V. ACCOUNTING
1.	Fannie Mae shall complete its ongoing restatement of prior period financial statements as necessary and have such financial statements reaudited by Fannie Mae’s external auditor consistent with the auditing standards of the Public Company Accounting Oversight Board. Changes occurring as a result of such reaudit and restatement shall be reported promptly to OFHEO. Fannie Mae’s Board of Directors shall direct the Audit Committee to direct management to take all necessary actions to assure that Fannie Mae’s accounting policies and practices conform to GAAP, disclosure and other regulatory standards.
2.	Fannie Mae will assure that in any engagement of an external auditor, including its current engagement of Deloitte & Touche LLP, the engagement letter shall provide that: (a) upon OFHEO’s request, the external auditor will provide OFHEO with access to senior audit partners on the engagement and any other personnel whom such partners deem necessary, (b) OFHEO will have access to the auditor’s working papers prepared in the course of performing the services set forth in the letter, and (c) OFHEO will have such access to the external auditor without Fannie Mae personnel in attendance.
3.	Fannie Mae will attempt to assure that in any future engagement of an external auditor, the engagement letter will not contain provisions characterized as “unsafe and unsound” in the “Interagency Advisory on the Unsafe and Unsound Use of Limitation of Liability Provisions in External Audit Engagement Letters.”

4.	Not less than every two years, the Board should cause to be conducted by an independent consultant or accounting firm, a targeted evaluation of one or more accounting policy areas, such as but not limited to derivatives, securitizations, amortization of premium and discount, and report its findings to the Board and to OFHEO. OFHEO shall review the appointment of such firm, the work plan for such engagement including periodic updates to OFHEO and OFHEO access to such firm during its engagement.

5.	Fannie Mae shall develop policies and procedures for Board approval and notice to OFHEO of any transactions or accounting treatments or policies identified as having significant legal, reputational, or safety and soundness risk with a focus on transactions or accounting treatments or policies that do not employ industry standards for preferred methods. Such policies and procedures shall be provided to OFHEO within 90 days of this Order for its approval.

6.	Fannie Mae shall provide OFHEO within 90 days of this Order a plan for assuring accounting policies are reviewed and updated on an ongoing basis.

7.	Fannie Mae shall, consistent with applicable law, provide OFHEO with any materials or information management comes to possess concerning any actual or alleged misconduct related to Fannie Mae by its outside auditor, including any information received from any federal or state agency, or any other individual or organization.
ARTICLE VI. PERSONNEL
1.	The Board shall cause to be prepared by management a plan for succession for senior officers as well as any other levels of officers for which such planning would be prudent. Such plan shall be provided to OFHEO within 120 days of this Order.

2.	The Board shall cause to be conducted an external review of existing controls concerning external relations programs relating to government and industry relations. Such review of controls shall address activities of internal staff and external consultants, advisors or other retained firms. A plan must be provided setting policies for activities of external parties for government and industry relations as well as assurance that funds deployed for lobbying are subject to such control environment. Within 180 days of this Order, Fannie Mae shall provide to OFHEO a report including findings, planned changes and written statements of policy.

3.	The Board shall cause to be conducted a review of all individuals, including Board members, mentioned in OFHEO’s report of May 2006, as participating in any misconduct, for suitability to remain in their positions. Such review shall consider any appropriate disciplinary actions, including removal, transfer or other remedial steps. Within 30 days, the Board shall report to OFHEO on which individuals are subject to such review. Within 120 days thereafter, the Board shall report to OFHEO on such determinations with respect to any such individual or any other individual identified as bearing responsibility for any misconduct identified by OFHEO in its report. Such report shall include plans to seek restitution, disgorgement or other remedies to recover funds from individuals, taking into consideration limitations by the Employee Retirement Income Security Act (ERISA), existing contracts, any other applicable law or regulation, and the subsidiary or collateral effect on proceedings.

4.	OFHEO shall continue to oversee appointment of officers to OFHEO-named executive offices for five years.

5.	Fannie Mae shall review with OFHEO within 120 days of this Order and annually thereafter the budget and staffing plan for each department in the Enterprise with attention to the number of personnel and the appropriate skills and expertise required.

6.	Fannie Mae should provide OFHEO training plans for all departments to assure skills to perform jobs as well as familiarity with Fannie Mae requirements (including but not limited to bylaws, code of conduct, compliance, employment policies, balance of meeting obligations with earnings per share goals) and legal, regulatory and compliance requirements.
ARTICLE VII. COMPENSATION
1.	The Board shall direct that Fannie Mae’s compensation practices for officers and employees shall include financial and non-financial metrics and shall not exclusively be tied to earnings-per-share. Such direction shall ensure that compensation metrics for the internal auditor, chief compliance officer, controller and such others, as determined in consultation with OFHEO, be appropriate to their roles and do not create conflicts of interest.

2.	Fannie Mae shall ensure that any future contracts with senior officers provide for an escrow of benefit payments not protected from alienation or forfeiture under ERISA or any other applicable law or regulation where OFHEO or any other agency has communicated allegations of misconduct concerning such officer’s official duties at Fannie Mae and OFHEO has directed Fannie Mae to escrow such funds. Such contract terms shall be provided to OFHEO within 120 days of this Order for review.

3.	Within 120 days Fannie Mae shall submit to OFHEO for review new contract terms for future employment agreements to appropriately address “termination for cause” or similar provisions as well as so-called “claw-back” provisions by setting clear standards for taking such actions with appropriate thresholds and legal standards, consistent with ERISA, and any other applicable law or regulation.

4.	Fannie Mae shall include in any future employment contracts a provision that individuals discharged for misconduct or for cause may not be engaged, employed or otherwise provide services to Fannie Mae, whether for compensation or not, subsequent to the separation of these employees from Fannie Mae, unless otherwise required by law, except upon request to OFHEO in exceptional circumstances. Nothing in such provision shall preclude the participation of any individuals in any government inquiry, regulatory matter, litigation, internal investigation or information-gathering related thereto. Such term shall be provided to OFHEO within 120 days of this Order for review.
ARTICLE VIII. REPORTS, DATA AND DISCLOSURES
1.	Fannie Mae shall develop and provide to OFHEO within 120 days of this Order a plan to make improvement to its regulatory reporting, public disclosures, and Board and management reports. Such plan shall include a timetable for implementation and enhancements to data quality to support such reporting and disclosure.

2.	Fannie Mae shall present proposals for enhanced and uniform public disclosures of its performance and risk measures. Fannie Mae shall submit to OFHEO, within 180 days of this Order, proposals detailing performance and risk measures to be disclosed, approaches to attaining uniformity and a timetable for implementation of such disclosures that OFHEO shall supervise.
ARTICLE IX. COOPERATION
1.	Fannie Mae shall use reasonable good faith efforts to cooperate with OFHEO in OFHEO’s pursuit of administrative or enforcement proceedings or litigation with respect to other persons concerning the subject matter of OFHEO’s Special Examination of Fannie Mae, including, under the terms set forth in this Article: (1) by making Fannie Mae’s documents and records relating to such proceedings available to OFHEO without subpoena (subject to any privilege or protection available under any applicable law), and (2) by making Fannie Mae personnel available for interviews.

2.	Fannie Mae shall, within 30 days of any request by OFHEO, provide OFHEO with the names of all present and former Fannie Mae employees that Fannie Mae believes have or may have information relevant to the allegations in any Notice of Charges filed by OFHEO in any proceeding concerning the subject matter of OFHEO’s Special Examination of Fannie Mae (“Notice of Charges”).
3.	Fannie Mae shall arrange and facilitate OFHEO interviewing, normally in a non-transcribed format, any current Fannie Mae employees regarding any Notice of Charges filed by OFHEO and shall encourage its employees to cooperate in such interviews. Fannie Mae shall promptly facilitate the scheduling of interviews upon OFHEO’s request and shall provide logistic support for the interviews, if requested by OFHEO. Employee interviews shall be held during the employees’ normal work hours, and shall be scheduled on dates and at times and locations that are mutually agreeable, unless an employee and OFHEO otherwise agree. Any current employee may be accompanied to an OFHEO interview by counsel for Fannie Mae and, if the employee so elects, counsel for the employee.
4.	Within 30 days of Fannie Mae’s receipt of notification from OFHEO of any former Fannie Mae employees OFHEO wishes to interview, Fannie Mae shall provide OFHEO with the last known address of such former employees as reflected in Fannie Mae’s records and, at OFHEO’s request, encourage any former employee to cooperate with OFHEO. When OFHEO cannot contact a former employee through his or her last known address provided by Fannie Mae, Fannie Mae shall promptly: (a) make its best efforts to locate the former employee, and (b) report the former employee’s whereabouts to OFHEO. Any former employee may be accompanied to an OFHEO interview by counsel for the former employee, if the former employee so elects, and with the agreement of OFHEO, counsel for Fannie Mae.
5.	If OFHEO identifies documents relevant to the allegations in any Notice of Charges filed by OFHEO that it needs Fannie Mae to produce, Fannie Mae either will: (a) search for and produce the documents, (b) produce the documents if no search is required, or (c) provide OFHEO the information necessary to find the documents among the documents already produced by Fannie Mae. If OFHEO, in consultation with Fannie Mae, is still unable to locate the identified documents among the documents it has received from

Fannie Mae, Fannie Mae will conduct another search for the identified documents and, if possible, produce them to OFHEO.
6.	Fannie Mae shall take action to determine whether the termination of any former officer can and should be converted to a termination “for cause” and shall report to OFHEO within 60 days any former officers who can and should be so designated. To the extent consistent with ERISA, existing contracts, and any other applicable law, regulation or proceeding Fannie Mae determines termination of any officer can and should be converted to a termination “for cause,” Fannie Mae shall (a) seek to terminate any further compensation due such employee; and (b) act to secure reimbursement, indemnification or other redress from such employees terminated for cause for unjust enrichment or for other harm to the Enterprise. Fannie Mae shall report to OFHEO as it proceeds to undertake any such actions.
ARTICLE X. REPORTS TO OFHEO
1.	Unless Fannie Mae is otherwise informed by OFHEO of exceptions, all plans, reports and implementation programs required by this Order should provide for quarterly progress reports.
ARTICLE XI. PENALTY
1.	Fannie Mae shall pay to the government a penalty of $400 million. Within ten business days from the date of this Order, the Enterprise shall transfer $50 million, in the manner specified by OFHEO, in the name of the United States Treasury. This amount shall constitute a civil money penalty imposed on the Enterprise pursuant to 12 U.S.C. §4636. The Enterprise shall transfer $350 million in a manner directed by the Securities and Exchange Commission.

ARTICLE XII. PREVIOUS AGREEMENTS
1.	Pursuant to paragraph VI. 5(a) of the September 27, 2004 agreement and paragraph III.l(a) of the “Supplement to the Agreement of September 27, 2004,” this Order supersedes and terminates those agreements.
It is so ordered, this 23rd day of May 2006.
James B. Lockhart III Acting Director, Office of Federal Housing Enterprise Oversight

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